Exhibit 99.2
Caesars Entertainment Corporation (CZR)
First Quarter Fiscal 2013 Earnings Announcement
May 1, 2013
Prepared Remarks

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 1 at 2:00 p.m. PT (5:00 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars' website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Caesars Entertainment
1Q13 Script
Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment first quarter 2013 results conference call. Joining me today are Gary Loveman, Chief Executive Officer and Donald Colvin, Chief Financial Officer.
Following our prepared remarks, we will turn the call over for your questions. A copy of our press release, today's prepared remarks and a replay of this conference call will be available in the investor relations section of our website at caesars.com.

Before I turn the call over to Gary, I would like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous live webcast at caesars.com. The forward looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call. Further, today we are reporting first quarter 2013 results. These results are not necessarily indicative of results in future periods. Also, please note that prior to this call we furnished a Form 8-K of this afternoon's press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income/loss to property EBITDA and net income/loss to adjusted EBITDA can be found in the tables in our press release.
This call, the webcast and its replay are the property of Caesars. It is not for rebroadcast or use by any other party without the prior written consent of Caesars. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
I would now like to turn the call over to our CEO, Gary Loveman.
Gary Loveman:
Thank you Eric, and thanks to everyone for joining today's call.
I would like to begin my remarks today with a few comments on the strategic transaction that our board approved and we announced last week. The formation of Caesars Growth Partners will benefit our company in many ways, including:

•	the creation of a more flexible vehicle to fund growth projects;

•	a cash infusion to Caesars Entertainment Operating Company, Inc.; and

•	participation in the future upside of assets transferred to Growth Partners and future growth investments through a majority stake in the LLC.
The transaction is an important step in our ongoing efforts to strengthen our balance sheet, and it positions the company to continue making strategic investments in our future growth.
While I won't take this time to review all of the details of the transaction, I will reiterate some of the highlights that we announced last week.

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Two new entities will be formed as part of the transaction: Caesars Growth Partners, LLC and Caesars Acquisition Company, or CAC. Caesars Growth Partners will hold operating assets contributed or sold by Caesars, and CAC will be the entity in which the Sponsors and other stockholders invest, and which will hold the voting interests in Growth Partners.

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Caesars will distribute subscription rights to its stockholders on a pro-rata basis. I am pleased that our financial sponsors, TPG and Apollo, have indicated their willingness, subject to definitive agreements, to each invest $250 million in CAC. If all subscription rights were exercised in full, CAC would receive approximately $1.2 billion in newly invested cash. Caesars will contribute to Growth Partners its shares in Caesars Interactive Entertainment and approximately $1.1 billion face value of senior notes previously issued by CEOC in exchange for non-voting interests in Growth Partners.

Growth Partners intends to use proceeds received from CAC to purchase from Caesars the Planet Hollywood Resort & Casino in Las Vegas, our joint venture interests in Horseshoe Baltimore and a financial stake in the management fee stream for both of these properties. Subsidiaries of Caesars Entertainment Operating Company will continue to manage these properties, and these properties will remain part of the Total Rewards network. After the completion of these transactions, Caesars is expected to own between 57% and 77% of the economic interest of Growth Partners depending on the amount of cash proceeds received by CAC. Finally, I would like to note that we will not be answering any questions on this transaction beyond what we have previously disclosed.
I am optimistic that the transaction will further strengthen our ability to fuel growth and create value. We have worked hard to establish a solid foundation for value creation in the business, and are now transitioning into the realization phase for many of the projects in our pipeline with several others on the horizon. These efforts span three key areas:

•	Reinvigorating and expanding our core;

•	Expanding our operating network through our in-place domestic development pipeline; and

•	Pursuing longer-term growth opportunities, including real-money online gaming and international expansion.
Our efforts to reinvigorate our core markets, particularly Las Vegas, began several years ago and focused heavily on revitalizing our flagship, Caesars Palace. Our significant investments in this property include the expansion of the convention center, opening the Octavius Tower and villas, the Nobu Tower and Restaurant and upgrading dining offerings and other amenities throughout the property. These investments are beginning to yield tangible results.
The Nobu Tower and Restaurant, which opened in February, has performed well to date with strong ADR and occupancy rates increasing. We expect demand to gain momentum and ADR to increase as awareness develops across our international and domestic customer base. The Bacchanal Buffet, which opened last September, is outpacing our expectations for popularity and performance. The buffet is on pace to generate $40 million of revenue in 2013, nearly three times as much as the previous buffet. I am also proud to note that Forbes Travel Guide recognized our Laurel Collection, comprised of the Octavius and Augustus towers, with its four-star rating, and Restaurant Guy Savoy at Caesars Palace was one of 28 restaurants in the U.S. to receive the highly acclaimed Forbes Five Star restaurant award.

Also in-line with our efforts to enhance our hospitality offerings, we announced a partnership with the Gansevoort Group to rebrand Bill's Gamblin' Hall and Saloon to Gansevoort Las Vegas when construction is complete early next year. We are excited to bring this luxury lifestyle brand to Las Vegas and together will create an unparalleled boutique experience at the heart of the Strip. Gansevoort Las Vegas will feature Drai's Beach Club and Nightclub, a 65,000 square-foot indoor/outdoor nightclub and rooftop pool experience.
With these investments underway or complete, we have turned our focus to further enhancing our more modest offerings in Las Vegas. These efforts are particularly evident at The Linq and the properties that surround it. The Linq is our single-most important development project in Las Vegas, located at the 50-yard-line of the Strip and at the center of our campus of properties. We expect the unique experiences offered by the Linq will attract millions of visitors and that our surrounding properties will be the primary beneficiaries.
At the Linq site, construction of the retail and dining corridor as well as the High Roller wheel are progressing well, with the supporting arms of the wheel gaining height every week. We expect tenants will begin taking possession of their respective spaces this summer and plan to open the retail, dining and entertainment offerings in phases beginning at the end of the year. The High Roller is expected to open in the first half of next year. We have also made significant progress in renovating the Quad, and intend to complete that effort by the end of 2013.
Our recent investments to upgrade and refresh our marketing and analytics capabilities are yielding results across the enterprise, and we are only at the beginning of this process. The early results of the Caesars.com re-launch are quite encouraging. The site, which has been rolled out for most of our properties, has helped generate double-digit revenue increases in key metrics, including direct bookings and cross promotion.

We also launched a new Total Rewards credit card in partnership with Alliance Data. This partnership provides our Total Rewards members with another opportunity to earn Reward Credits, engendering further loyalty with these guests. This card program has generated far more interest than our past credit card offerings, issuing more than 15,000 cards in the first two weeks of availability.
We are also seeing results from our investments to create a next-generation analytics infrastructure. The Big Data capabilities we have added are helping us become more efficient and strategic in our marketing efforts. This work is significantly enhancing our ability to segment customers and tailor our offers to them.
Now, let's turn to our second strategic area of focus - our efforts to expand distribution domestically. Even after the opening of three new properties in the last year, our development pipeline remains among the most robust in our industry. Additionally, our growing presence in the social and mobile games business is an important driver of value creation.
In the last three months, we opened two new properties in Ohio with our partners from Rock Gaming. We celebrated the opening of Horseshoe Cincinnati, the latest demonstration of our successful urban casino concept, ahead of schedule. The efforts from our Design and Construction group enabled us to be up and running for opening day at Great American Ball Park, which attracted tens of thousands of Reds fans to downtown Cincinnati.
On April 9, we opened the Thistledown Racino outside of Cleveland with a grand opening celebration that included performances by American Idol winner and Las Vegas headliner Taylor Hicks. The early traffic to the property has been encouraging, and we are optimistic that it will complement the rest of our Ohio presence well.
In Maryland, we have begun to pursue the project financing for Horseshoe Baltimore. Site preparation for construction of the casino began in the second quarter, with the grand opening expected in the third quarter of next year. Upon opening, the property is expected to have VLT machines, table games and poker tables, along with various dining and entertainment options. Caesars owns the largest equity stake among our five joint venture partners, and will manage the property once it opens.
In Boston, we believe strongly that our proposal to develop a Caesars-branded resort with our partners at Suffolk Downs is the superior bid in the Commonwealth's Region A. We are confident that our proposed location in East Boston, our partnership with Suffolk Downs and our experience developing casinos that integrate with their host communities will prove advantageous as the selection process continues throughout the remainder of the year.
Our social and mobile games business performed well in the quarter with Bingo Blitz, which we acquired at the end of last year, helping drive the business' performance.
Finally, we are pursuing emerging opportunities, including real-money online gaming in the U.S. and international expansion.
With regard to online gaming in the U.S., we are encouraged by the progress in Nevada and New Jersey. In Nevada, we are preparing to launch real money online poker under the World Series of Poker brand by the end of the year, subject to regulatory approvals. In New Jersey, I am pleased to report that we have submitted our application for an online gaming license.
The successful launch of real money online gaming in Nevada and New Jersey could be a model for other states considering the legalization of online gaming.
In Korea, we hope to hear from the government ministries about our consortium's application for preapproval to develop an integrated resort in Incheon.
The Ontario Lottery & Gaming Corporations' modernization strategy represents a sizeable opportunity for Caesars, particularly with the potential to develop a casino in downtown Toronto. The city would be an excellent location for our city-integrated casino model, and we are encouraged by the direction of this process.

Before I turn the call over to Donald to review the quarter in detail, I wanted to make a few comments about our performance and the operating environment during the first quarter. Despite some positive signals in the U.S. economy, including a strengthening housing market and improving labor market, consumer spending has remained somewhat tepid. The economic environment has continued to impact domestic gaming results, and during the first quarter, we saw declines in overall visitation to our properties. I would note that the first quarter of 2012 was particularly strong, making the year-over-year comparisons rather difficult. Lower revenues were driven by casino revenue declines in all of our U.S. regions with the largest decline coming in Atlantic City. Our Managed, International and Other segment demonstrated solid performance in part due to CIE, with our Buffalo Studios acquisition performing very well. With that, I'll hand it over to Donald for more commentary on our financial performance and balance sheet.
Donald Colvin:
Thank you Gary.
As Gary mentioned, our financial results in the first quarter were challenged by difficult conditions in the gaming industry, combined with a strong first quarter a year ago. We reported first quarter net revenue of $2.1 billion, down 2.9% from the year-ago period. On a sequential basis, we saw a slight uptick in revenue growth.
Income from operations totaled $141.8 million in the quarter compared with $61.3 million in the prior year period. The increase was primarily driven by $174 million of tangible impairment charges in the first quarter of 2012 compared to a $20.0 million intangible asset impairment charge in the first quarter of 2013.
Adjusted EBITDA declined 9.8% to $469.7 million and property EBITDA declined 12.4% to $487.4 million compared with the year-earlier period. The decline was essentially driven by the income impact of lower revenues as well as the fact that first quarter 2012 adjusted EBITDA included $23.6 million of

EBITDA from Harrah's St Louis. Our cost savings programs produced approximately $66 million in incremental cost savings during the quarter. On a sequential basis, we saw good EBITDA growth, driven by improved fundamentals and continued attention to cost control.
Hotel occupancy declined 2.9 percentage points and cash ADR was essentially flat, driving a 4.2% decline in system-wide hotel revenues compared with the prior year period. Note that these results include a partial period benefit from resort fees, which went into effect on March 1.
Taking a look at our performance in Las Vegas, first quarter net revenues decreased 2.6%, or approximately $20 million, due to lower casino and room revenues, partially offset by an increase in food and beverage revenues. Revenues were reduced by approximately $10 to $13 million due to the impact of Linq-related construction activities.
Property EBITDA in Las Vegas declined 6.3%, or approximately $13 million, primarily from the income impact of lower revenues. The impact of Linq-related construction activities reduced property EBITDA by an estimated $6 to $8 million during the quarter.
Hotel occupancy in Las Vegas was down 1.4 percentage points and cash ADR declined 1.0%, impacted by both our group business and our renovation activities. Hotel revenues were down 3.4% compared to the year-ago period.
Looking forward, as we exit 2013 and enter 2014, we expect to benefit from the investments we've made in Las Vegas, particularly as the Linq and some of our room upgrades come online, helping to increase market share and drive increases in ADR and resort fees.
Turning to the Atlantic City region. Net revenue declined by 15.5% year-over-year, or approximately $67 million, as the aftermath of Hurricane Sandy continued to cause decreased visitation to the market. Performance in the first quarter improved slightly from the fourth quarter, but we are still well-below pre-Sandy levels, with gaming volumes still down significantly.

Atlantic City's property EBITDA during the quarter was $51.2 million, a 26.8% or a ~$19 million year-over-year decline. The decrease was driven by the impact of the revenue declines and the benefit of a $17 million property tax settlement in 2012, of which $10 million did not recur in 2013. We benefitted from our strong focus on cost savings initiatives in Atlantic City.
We expect results in the Atlantic City region to remain challenging as our guests from surrounding communities recover from the storm and excess capacity exists in the market. We continue to focus on cost savings in this market.
In our other domestic regions, which encompass domestic wholly-owned properties outside of Las Vegas and Atlantic City, revenues declined primarily due to lower gaming revenue. A year ago, our Midwest and Eastern properties benefited from unusually mild weather. We believe that the results also reflect the impact from the higher federal payroll taxes.
In the Louisiana/Mississippi region, net revenues and property EBITDA were down 8.1% and 13.0%, respectively. While we did see some benefit from the Super Bowl at Harrah's New Orleans, the declines are primarily attributable to lower gaming revenues across the region. A year ago, we also benefitted from $7 million of recovered business interruption proceeds from the 2011 flooding in Tunica.
In our Iowa/Missouri and Illinois/Indiana regions, we saw net revenues down 6.9% and 4.6%, respectively, driven primarily by a decline in casino revenues and the regional and macroeconomic factors that I mentioned earlier. Property EBITDA increased in both regions, 4.9% and 5.2%, respectively. Revenue declines were offset by lower property operating expenses, as a result of the lower revenues. We also benefitted from our cost savings programs in both regions.
At our Nevada properties outside of Las Vegas, net revenues declined 1.3% and property EBITDA was down 19.0%, driven by higher operating costs, including marketing costs.

Moving to Managed, International and Other, net revenues increased 34.4% compared to the prior year period, driven by higher reimbursable revenues from Horseshoe Cleveland, Horseshoe Cincinnati and Caesars Windsor, increased management fees from the addition of our two Horseshoe Ohio properties, and an increase in CIE's revenues. Looking ahead, we expect the recent openings of Horseshoe Cincinnati and Thistledown to drive additional revenue growth in management fees.
Now let's take a look at our balance sheet and liquidity. With the Growth Partners transaction at the forefront, we remain focused on further improvements to our balance sheet that will give us the flexibility to capitalize on growth opportunities.
Total face value of debt was $23.9 billion at quarter-end. This figure includes the $1.5 billion of 2020 first lien notes issued in early February, which came out of escrow toward the end of March.
Debt, net of $2.1 billion of cash, was $21.8 billion, not including restricted cash. CEOC and CMBS cash balances were $1.8 billion and $105.7 million, respectively at March 31, 2013. Restricted cash was $366.5 million, and includes project funds that have been raised but not spent on The Linq and Bill's, as well as reserve funds for the CMBS properties and Planet Hollywood. The intercompany loan from CEC to CEOC was $485.4 million vs. $516.4 million at the end of December.
Caesars had $2.1 billion in liquidity at quarter-end, which included the $2.1 billion of cash, $140.5 million of revolver capacity, less $86.8 million of the revolver capacity committed to letters of credit. Not included in the $140.5 million of capacity was the $75 million of extended revolver as part of the February amendment to our senior secured credit facility, which closed in April.
During the quarter, the joint venture between Rock Gaming and Caesars raised $570 million to refinance its existing $460 million credit facility and fund the $79 million acquisition of the building where Horseshoe Cleveland is located. The financing is allocated and waiting for final Ohio regulatory approval. Given our 20% ownership, the debt is not consolidated on our balance sheet. However, the improvement in interest rates will result in higher profitability for the joint venture.

Capital expenditures during the first quarter were $148 million. We spent $134 million in CEOC, primarily on The Linq and Caesars Palace, and $13 million in CMBS, primarily on Linq-related upgrades at the Flamingo.
Our planned capital expenditures for full year 2013 are expected to be $1.0 to $1.2 billion. To help you better understand how we are allocating our capital expenditures, we wanted to provide our 2013 spend expectations broken out in a number of ways. We expect:

•	Approximately $300 million to be financed and approximately $800 million to be spent directly from the balance sheet;

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Approximately $550 million to be allocated to project-related CapEx and approximately $550 million to maintenance CapEx. Included in the $550 million of project-related CapEx is approximately $300 million of project financing associated with The Linq, Bill's renovation, Baltimore and other development projects that we have previously financed or for which we expect to obtain financing, plus approximately $250 million of our equity. Included in the $550 million of maintenance CapEx is spending on room upgrades and facilities, especially in Las Vegas.

•	We expect approximately $950 million to be spent in CEOC and approximately $85 million to be spent in CMBS.
To sum it up, we knew going into the quarter that we had a tough comparable. Looking forward, my focus for 2013 continues to be further improving our balance sheet to give us financial flexibility and identifying new ways to drive efficiency and decrease costs throughout the business.
With that, I will hand it back to Gary for his final remarks.
Gary Loveman:
Thank you Donald.

Despite a slow recovery in the gaming business, we are making progress executing our strategy to create value - and beginning to see the results of our investments.
We are committed to:

•	investing in our core markets, brands and capabilities;

•	expanding the reach of our network domestically and through the social and mobile games business;

•	and pursuing real-money online gaming and international growth opportunities.
Further, the execution of the strategic transaction we have discussed today is representative of our commitment to improve our capital structure and position the company to pursue strategic growth opportunities.
We are now happy to take your questions.
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Safe Harbor Statement
These prepared remarks include “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

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changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

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acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of these prepared remarks.